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                                                                    Exhibit 23-c

                          Independent Auditors' Consent

The Board of Directors
Taisil Electronic Materials Corporation

We consent to incorporation by reference in the registration statement (Nos. 33-96420 and 333-19159) on Form S-8 and registration statement (No. 333-65973) on Form S-3 of MEMC Electronic Materials, Inc. of our report dated February 9, 1999, relating to the balance sheets of Taisil Electronic Materials Corporation as of December 31, 1998 and 1997, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report appears in the December 31, 1998 annual report on Form 10-K of MEMC Electronic Materials, Inc.

                                         /s/ KPMG Certified Public Accountants

Taipei, Taiwan
March 25, 1999